As filed with the Securities and Exchange Commission on December 11, 2009

Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

COMMUNITY HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		13-3893191 (I.R.S. Employer Identification Number)
4000 Meridian Boulevard Franklin, TN 37067 (Address of principal executive offices)

Community Health Systems, Inc. 2009 Stock Option and Award Plan
(Full title of the plans)

Rachel A. Seifert
Senior Vice President, Secretary and General Counsel
4000 Meridian Boulevard
Franklin, TN 37067
(615) 465-7349

 (Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (“Common Stock”)	3,500,000 shares	$30.46	$106,610,000	$5,949

(1)
Includes an indeterminate number of shares of Common Stock that may be issued in the event of stock splits, stock dividends or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act based upon the average of the high and low sales prices for the Common Stock as reported by the New York Stock Exchange on December 8, 2009.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 3,500,000 shares of our Common Stock, which may be offered pursuant to the Community Health Systems, Inc. 2009 Stock Option and Award Plan.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act.  Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplementals pursuant to Rule 424.  These  documents  and the documents  incorporated  by  reference  into  this  Registration  Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the  requirements of Section 10(a) of the Securities Act.

References to “us,” “our,” “we,”“the Company” and “the Registrant” shall mean Community Health Systems, Inc., a Delaware corporation.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference:

(a)
Our Annual Report filed on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009, which contains the Registrant’s audited consolidated financial statements for the fiscal year ended December 31, 2008;

(b)	Our Quarterly Reports on Form 10-Q filed on April 29, 2009, July 31, 2009 and October 30, 2009 for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009, respectively;

(c)	Our Current Reports on Form 8-K filed on February 27, 2009, May 11, 2009 and May 21, 2009; and

(d)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 5, 2000.

In addition, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Effective January 1, 2009, the Company adopted a newly effective accounting standard relating to noncontrolling interests in consolidated financial statements, as described more fully in our 2009 unaudited interim consolidated financial statements, as previously issued. The adoption of this new standard did not have a material impact on our financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of noncontrolling (minority) interests in our consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of the standard, the Company will be required to reflect the change in presentation and disclosure for all periods presented in future filings.

The principal effect on the prior year consolidated balance sheets is summarized as follows (in thousands):

	December 31,
Consolidated Balance Sheets	2008	2007
Equity, as previously reported	$1,672,865	$1,710,804
AAdjustments to noncontrolling interests for adoption of accounting standards	28,266	39,513
Equity, as adjusted	$1,701,131	$1,750,317

Additionally, adopting this standard had the effect of reclassifying earnings attributable to noncontrolling interest in the consolidated statement of income from minority interest in earnings used in deriving income from continuing operations to a separate caption titled net income attributable to noncontrolling interests.  This newly captioned line item is presented as a reduction to net income to arrive at net income attributable to Community Health Systems, Inc. in the consolidated statement of income. Thus, as a result of adopting this new standard net income for the years ending December 31, 2008 and 2007 as presented in our Form 10-K for the year ending December 31, 2009 will increase by approximately $40.1 million and $15.2 million, respectively and net income attributable to Community Health Systems, Inc. will be equal to net income as previously reported prior to the adoption of this standard.

                In addition, any future filings made by the Company with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

               Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

               Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to CHS Investor Relations, Community Health Systems Professional Services Corp., 4000 Meridian Boulevard, Franklin, TN, telephone (615) 465-7000, on the “Investor Relations” section of the CHS website at http://www.chs.net/investor/index.htm or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Item 4.    Description of Securities

Not applicable.

 Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful.  A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

                The Registrant’s Restated Certificate of Incorporation provides that its directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law.  The Restated Certificate of Incorporation and Restated By-Laws provide that the directors and officers of the Registrant shall be indemnified to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant, except with respect to any matter that such director or officer has been adjudicated not to have acted in good faith or in the reasonable belief that his action was in the best interests of the Registrant.

               The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Restated Certificate of Incorporation and Restated By-Laws.  These agreements, among other things, indemnify directors and officers of the Registrant to the fullest extent permitted by Delaware law for certain expenses (including attorneys’ fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person’s service as a director or officer of the Registrant or an affiliate of the Registrant.

                Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit No.          Description of Exhibit

4.1
Community Health Sytems, Inc. 2009 Stock Option and Award Plan, effective as of March 24, 2009 (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009).

4.2
Form of Restated Certificate of Incorporation of Community Health Systems, Inc. (incorporated by reference to Exhibit 3.1 to Community Health Systems, Inc.’s Registration Statement on Form S-1 (No. 333-31790)).

4.3
Amended and Restated By-Laws of Community Health Systems, Inc. (as of February 27, 2008) (incorporated by reference to Exhibit 3(II).1 to Community Health Systems, Inc.’s Current Report on Form 8-K filed February 29, 2008).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to the validity of the Common Stock covered by this Registration Statement.

23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

______________________

* filed herewith

Item 9.     Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                        (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 2009.

Community Health Systems, Inc. (Registrant)
By:	/s/ Wayne T. Smith
	Name:	Wayne T. Smith
	Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Wayne T. Smith	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	December 11, 2009
Wayne T. Smith
/s/ W. Larry Cash	Executive Vice President, Chief Financial Officer and Director (principal financial officer)	December 11, 2009
W. Larry Cash
/s/ T. Mark Buford	Vice President and Chief Accounting Officer (principal accounting officer)	December 11, 2009
T. Mark Buford
/s/ John A. Clerico	Director	December 11, 2009
John A. Clerico
/s/ John A. Fry	Director	December 11, 2009
John A. Fry
s/ Harvey Klein, M.D.	Director	December 11, 2009
Harvey Klein, M.D.
/s/ Julia B. North	Director	December 11, 2009
Julia B. North
/s/ H. Mitchell Watson, Jr.	Director	December 11, 2009
H. Mitchell Watson, Jr.
/s/ William N. Jennings, M.D.	Director	December 11, 2009
William N. Jennings, M.D.
/s/ James S. Ely III	Director	December 11, 2009
James S. Ely III

Constituting a majority of the Board of Directors of Community Health Systems, Inc.

INDEX TO EXHIBITS

Exhibit No.          Description of Exhibit

4.1
Community Health Sytems, Inc. 2009 Stock Option and Award Plan effective as of March 24, 2009 (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009).

4.2
Form of Restated Certificate of Incorporation of Community Health Systems, Inc. (incorporated by reference to Exhibit 3.1 to Community Health Systems, Inc.’s Registration Statement on Form S-1 (No. 333-31790)).

4.3
Amended and Restated By-Laws of Community Health Systems, Inc. (as of February 27, 2008) (incorporated by reference to Exhibit 3(II).1 to Community Health Systems, Inc.’s Current Report on Form 8-K filed February 29, 2008).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to the validity of the Common Stock covered by this Registration Statement.

23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

______________________

* filed herewith